Consent of Independent Accountants

     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of Risk Capital Holdings, Inc. (the "Company") of our report dated February 7, 1997 appearing on page F-2 of the Company's Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, also dated February 7, 1997, which appears on page S-1 of the Company's Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP




New York, NY
August 25, 1997